INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of fonix (TM) corporation on Form S-3 of our report dated March 28, 1997, appearing in the Annual Report on Form 10-K of fonix (TM) corporation for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
 April 8, 1998